Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Employee Restricted Stock Agreement of TETRA Technologies, Inc. of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of TETRA Technologies, Inc., TETRA Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of TETRA Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ERNST & YOUNG LLP

Houston, Texas

February 21, 2008